2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America Announces Award of Supply
Contract by Major Automobile Manufacturer

LOS ANGELES, CA, March 17, 2005 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today that one of the largest automobile manufacturers in the world has awarded MPA a contract to supply this manufacturer with a new line of remanufactured alternators and starters for the North American marketplace.

Under this five-year agreement, MPA will be the supplier of a new line of remanufactured alternators and starters covering all domestic and import makes and models of cars and light trucks. This line will be sold in both the United States and Canada. Shipments are anticipated to begin in the near future.

Selwyn Joffe, MPA’s Chief Executive Officer, commented, “We are very excited to be chosen as the supplier of this line. We believe this agreement represents recognition by one of the world’s leading automotive organizations of our commitment to superior quality remanufacturing processes, reliability, and customer service.”

“While we have significant start-up expenses in connection with this business, the award reinforces our expectation that MPA will experience substantially increased revenue in the future,” added Joffe. “This award strengthens the company and enables us to effectively continue our initiatives to add value for all of our customers.”

About MPA
Motorcar Parts of America, Inc. (MPA), is a leading manufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, Nashville, Tennessee, and Charlotte, North Carolina, as well as overseas in Singapore and Malaysia. The company websites are located at www.motorcarparts.com and www.quality-built.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, potential future changes in our accounting policies that may be made as the SEC’s review of our previously filed public reports proceeds, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, increases in interest rates, changes in the financial condition of any of our major customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, unforeseen increases in operating costs and other factors discussed herein and in our filings with the Securities and Exchange Commission.

     For more information, contact:

Crocker Coulson Partner CCG Investor Relations (818) 789-0100 crocker.coulson@ccgir.com	Selwyn Joffe Chairman & CEO Motorcar Parts of America, Inc. (310) 972-4005

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